Exhibit 23.4

CONSENT OF QUALIFIED PERSON

The undersigned, Jean-Francois St-Onge, hereby states as follows:

I, Jean-Francois St-Onge, assisted with the preparation of the “Mineral Reserve Estimate” with an effective date of February 19, 2019 (the “Mineral Reserve Summary”), portions of which are extracted or summarized (the “Summary Material”) in NioCorp Developments Ltd’s (the “Company”) Annual Report on Form 10K for the fiscal year ended June 30, 2021.

I hereby consent to the incorporation by reference of the Mineral Reserve Summary and the Summary Material into the Company’s Registration Statement on Form S-3 to which this consent is filed as an exhibit and the reference to my name under the caption “Experts” in the prospectus forming part of such Registration Statement on Form S-3.

Date: November 2, 2021	By:	/s/ Jean-Francois St-Onge

Name: Jean-Francois St-Onge, P.Eng Title: Mine Engineer